Exhibit 99.1

NEWS RELEASE

Astronics Corporation ● 130 Commerce Way ● East Aurora, NY ● 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Corporation Reports 2015 First Quarter Sales of $161.6 Million and Net Income of $10.7 Million

•	2015 first quarter diluted earnings per share was $0.47 vs. $0.33 in 2014 first quarter

•	First quarter Aerospace segment sales, bookings and backlog reached new records of $142.4 million, $141.1 million and $234.0 million, respectively

•	Consolidated organic sales grew 9.9%, organic Aerospace segment sales were up 10.9%

EAST AURORA, NY, May 12, 2015 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of products to the global aerospace, defense, electronics and semiconductor industries, today reported financial results for the first three months ended April 4, 2015.

	Three Months Ended
	April 4, 2015	Mar. 29, 2014	% Change

Sales	$161,638	$140,951	14.7%
Gross profit	$40,162	$30,005	33.9%
Gross margin	24.8%	21.3%
SG&A	$22,619	$16,378	38.1%
SG&A percent of sales	14.0%	11.6%
Income from operations	$17,543	$13,627	28.7%
Operating margin %	10.9%	9.7%
Net income	$10,683	$7,507	42.3%
Net income %	6.6%	5.3%

Consolidated Review

First Quarter 2015 Results

Peter Gundermann, CEO of Astronics, said “Our first quarter was largely as anticipated. Performance in our Aerospace segment was strong and steady, while our Test Systems segment dealt with an adverse combination of product mix and delivery schedules. We expect Test shipments to improve dramatically in the coming quarters, particularly in the third quarter, resulting once again in new records. All in all, we view our first quarter results as a solid start to the year.”

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Consolidated sales for the first quarter of 2015 increased 14.7% to $161.6 million compared with $141.0 million for the same period last year. First quarter 2014 sales included four weeks of activity for Astronics Test Systems, Inc. (“ATS”), which was acquired on February 28, 2014. The 2015 first quarter included incremental sales of $6.6 million from Armstrong Aerospace, Inc. (“Armstrong”), acquired on January 14, 2015, while organic sales increased $14.0 million, or 9.9% to $155.0 million. Aerospace segment sales increased $19.9 million to $142.4 million and Test Systems segment sales increased $0.7 million to $19.3 million.

Consolidated gross margin was 24.8% compared with 21.3% in the first quarter of 2014. The expanded margin primarily was due to $8.7 million related to inventory step-up expense in the first quarter of 2014, compared with $0.6 million in the first quarter of 2015. Engineering and development (“E&D”) costs were $22.2 million, which included an incremental $1.9 million for ATS and $1.3 million for Armstrong. E&D costs in the prior year’s first quarter were $17.2 million.

Selling, general and administrative (“SG&A”) expenses were $22.6 million, or 14.0% of sales, compared with $16.4 million, or 11.6% of sales, in the same period last year. The increase was due primarily to the incremental SG&A costs of ATS and Armstrong, which added $3.1 million to SG&A in the first quarter of 2015, including $0.8 million of amortization expense for acquired intangible assets of those businesses. Additionally, higher SG&A expense reflects increased headcount and compensation costs to support growth.

Diluted earnings per share for the 2015 first quarter were $0.47 compared with $0.33 in the same period last year.

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)

Aerospace First Quarter 2015 Results

Aerospace segment sales increased by $19.9 million, or 16.3%, when compared with the prior year’s first quarter to $142.4 million. Organic sales grew 10.9%, or $13.3 million, and sales from Armstrong added $6.6 million.

Sales to the Commercial Transport market increased $20.9 million, of which $6.6 million was related to the acquisition of Armstrong, primarily comprised of Systems Certification sales. The remaining increase was mostly higher organic sales of Lighting & Safety, Avionics and Electrical Power & Motion products. Organic Lighting and Safety product sales to the Commercial Transport market increased by $5.4 million. Organic sales of Avionics products to the Commercial Transport market increased by $5.0 million. Organic sales of Electrical Power & Motion products to the Commercial Transport market increased approximately $3.5 million.

Sales to the Business Jet market decreased $1.8 million when compared with last year’s first quarter, due to lower organic sales of avionics and lighting products to this market.

Aerospace operating profit for the first quarter of 2015 was $23.4 million, or 16.4% of sales, compared with $17.5 million, or 14.3% of sales, in the same period last year. Approximately $0.6 million in operating profit was related to Armstrong, which was acquired in January 2015. Armstrong inventory step-up expense was $0.6 in the first quarter of 2015. Operating profit in the first quarter of 2014 was impacted by $2.4 million associated with inventory step-up, primarily related to AeroSat and PGA, which were acquired in the fourth quarter of 2013. Operating leverage gained on volume for the organic business was partially offset by approximately $1.9 million of higher organic E&D costs. Aerospace SG&A expense increased $2.6 million in the first quarter of 2015 as compared with 2014. Incremental SG&A from Armstrong was $1.2 million, including $0.4 million of purchased intangible asset amortization expense for acquired intangible assets.

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Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)

Test Systems First Quarter 2015 Results

2014 results reflect only four weeks of sales and costs for ATS, which was acquired on February 28, 2014. Sales in the 2015 first quarter increased $0.7 million to $19.3 million compared with sales of $18.6 million for the same period in 2014. The 2015 sales level is reflective of owning ATS for a full quarter. Sales to the Commercial Electronics market decreased compared with the same period in 2014 as ATS completed the delivery of units with its primary customer in the Commercial Electronics market during 2014. Current year deliveries to this customer are expected to be concentrated in the second and third quarters. The decrease in the Commercial Electronics market was more than offset by increased sales to the Military market, primarily resulting from the inclusion of ATS for a full quarter in 2015 compared with only four weeks in 2014.

Operating loss was $2.2 million compared with an operating loss of $1.7 million in last year’s first quarter. The 2015 first quarter reflects operating expenses of ATS for a full quarter, as compared with only four weeks of operating expenses in the prior year first quarter. Additionally, the 2014 first quarter reflects inventory step-up costs of $6.3 million that reduced normal operating margins for that period.

Forecast

Expectations for consolidated sales in 2015 are unchanged at a range of $680 million to $740 million, including the January 2015 addition of Armstrong. Approximately $550 million to $580 million of forecasted 2015 revenue is expected from the Aerospace segment, while approximately $130 million to $160 million of the forecasted revenue is expected from the Test Systems segment.

Consolidated backlog at April 4, 2015 was $378.5 million, of which approximately $314.1 million is expected to ship in 2015.

Capital equipment spending in 2015 is expected to be in the range of $20 million to $27 million. E&D costs are estimated to be in the range of $75 million to $80 million.

Mr. Gundermann commented, “We are maintaining our original 2015 revenue forecast of $680 to $740 million. Our Test Systems segment is expected to have strong results in our second and third quarters as we deliver on the major contract announced late last year. As is typical, our consolidated fourth quarter will be dependent upon the level of bookings we achieve over the next six months. We remain pleased with our range of market positions and expect continued success as the year unfolds.”

First Quarter 2015 Webcast and Conference Call

The Company will host a teleconference today at 11:00 a.m. EST. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.

The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13607337. The telephonic replay will be available from 2:00 p.m. EST on the day of the call through Tuesday, May 19, 2015. A transcript of the call will also be posted to the Company’s Web site once available.

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ABOUT ASTRONICS CORPORATION

Astronics Corporation (NASDAQ: ATRO) is a leading supplier of products to the global aerospace, defense, electronics and semiconductor industries. Our products and services include advanced, high-performance electrical power generation & distribution systems, lighting & safety systems, avionics products, aircraft structures, engineering design and systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to our targeted markets and other markets where our technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.

For more information on Astronics and its products, visit its website at www.astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace, defense, electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW

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ASTRONICS CORPORATION

CONSOLIDATED INCOME STATEMENT DATA

(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/4/2015	3/29/2014
Sales	$161,638	$140,951
Cost of products sold	121,476	110,946

Gross profit	40,162	30,005
Gross margin	24.8%	21.3%

Selling, general and administrative	22,619	16,378
SG&A % of Sales	14.0%	11.6%

Income from operations	17,543	13,627
Operating margin	10.9%	9.7%

Interest expense, net	1,246	2,323

Income before tax	16,297	11,304
Income tax expense	5,614	3,797

Net Income	$10,683	$7,507

Net income % of Sales	6.6%	5.3%

*Basic earnings per share:	$0.49	$0.35
*Diluted earnings per share:	$0.47	$0.33

*Weighted average diluted shares outstanding (in thousands)	22,806	22,652

Capital expenditures	$7,059	$16,906
Depreciation and amortization	$6,127	$4,838

*	All share quantities and per-share data have been restated to reflect the impact of the twenty percent Class B stock distribution to shareholders of record on September 5, 2014.

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ASTRONICS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	4/4/2015	12/31/2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$22,563	$21,197
Accounts receivable	76,346	88,888
Inventories	120,784	115,053
Other current assets	17,628	20,680
Property, plant and equipment, net	124,917	116,316
Other long-term assets	6,382	5,632
Intangible assets, net	112,033	94,991
Goodwill	119,630	100,153

Total Assets	$600,283	$562,910

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long term debt	$2,658	$2,796
Accounts payable and accrued expenses	65,938	61,368
Customer advances and deferred revenue	37,039	45,052
Long-term debt	214,099	180,212
Other liabilities	43,558	45,305
Shareholders’ equity	236,991	228,177

Total Liabilities and Shareholders’ Equity	$600,283	$562,910

ASTRONICS CORPORATION

SEGMENT DATA

(Unaudited, $ in thousands)

	Three Months Ended
	4/4/2015	3/29/2014
Sales
Aerospace	$142,352	$122,372
Test Systems	19,341	18,689
Less Inter-segment	(55)	(110)

Total Sales	$161,638	$140,951

Operating profit and margins
Aerospace	$23,402	$17,490
	16.4%	14.3%
Test Systems	(2,225)	(1,695)
	(11.5)%	(9.1)%

Total Operating Profit	21,177	15,795
	13.1%	11.2%

Interest expense	1,246	2,323
Corporate expenses and other	3,634	2,168

Income Before Taxes	$16,297	$11,304

	10.1%	8.0%

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ASTRONICS CORPORATION

SALES BY MARKET

(Unaudited, $ in thousands)

	Three Months Ended			2015 YTD
	4/4/2015	3/29/2014	% change

Aerospace Segment
Commercial Transport	$120,194	$99,287	21.1%	74.4%
Military	9,258	8,958	3.3%	5.7%
Business Jet	8,092	9,866	(18.0)%	5.0%
Other	4,808	4,261	12.8%	3.0%

Aerospace Total	142,352	122,372	16.3%	88.1%

Test Systems Segment
Commercial Electronics	4,752	14,337	(66.9)%	2.9%
Military	14,534	4,242	242.6%	9.0%

	19,286	18,579	3.8%	11.9%

Total	$161,638	$140,951	14.7%	100.0%

ASTRONICS CORPORATION

SALES BY PRODUCT

(Unaudited, $ in thousands)

	Three Months Ended			2015 YTD
	4/4/2015	3/29/2014	% change

Aerospace Segment
Electrical Power & Motion	$69,570	$65,833	5.7%	43.1%
Lighting & Safety	42,077	35,091	19.9%	26.0%
Avionics	17,367	12,752	36.2%	10.7%
Systems Certification	4,574	—	—	2.8%
Structures	3,956	3,638	8.7%	2.5%
Other	4,808	5,058	(4.9)%	3.0%

Aerospace Total	142,352	122,372	16.3%	88.1%

Test Systems	19,286	18,579	3.8%	11.9%

Total	$161,638	$140,951	14.7%	100.0%

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ASTRONICS CORPORATION

ORDER AND BACKLOG TREND

(Unaudited, $ in thousands)

	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Trailing Twelve Months 4/4/2015
	6/28/2014	9/27/2014	12/31/2014	4/4/2015
Sales
Aerospace	$121,523	$122,233	$128,619	$142,352	$514,727
Test Systems	53,040	57,209	37,464	19,286	166,999

Total Sales	$174,563	$179,442	$166,083	$161,638	$681,726

Bookings
Aerospace	$117,761	$139,486	$130,588	$141,113	$528,948
Test Systems	21,241	14,560	104,782	16,836	157,419

Total Bookings	$139,002	$154,046	$235,370	$157,949	$686,367

Backlog*
Aerospace	$204,545	$221,797	$223,769	$233,955	N/A
Test Systems	122,296	79,648	146,964	144,514	N/A

Total Backlog	$326,841	$301,445	$370,733	$378,469	N/A

Book: Bill Ratio
Aerospace	0.97	1.14	1.02	0.99	1.03
Test Systems	0.40	0.25	2.80	0.87	0.94

Total Book: Bill	0.80	0.86	1.42	0.98	1.01

*	On January 14, 2015, Astronics Corporation acquired Armstrong Aerospace, Inc. which included a backlog of approximately $11.4 million for the Aerospace segment.

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